As filed with the Securities and Exchange Commission on July 30, 1999
                                                     Registration No. 333-_____
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                            HARVEY ELECTRONICS, INC.
               (exact name of Issuer as specified in its charter)


          New York                                      13-1534671
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification Number)

                  205 Chubb Avenue, Lyndhurst, New Jersey 07071
                    (Address of principal executive offices)

                   Harvey Electronics, Inc. Stock Option Plan
                            (Full title of the plan)

                                Franklin C. Karp
                                    President
                            Harvey Electronics, Inc.
                                205 Chubb Avenue
                           Lyndhurst, New Jersey 07071
                     (Name and address of agent for service)
                                 (201) 842-0078
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                Paul Rubell, Esq.
                               Seth I. Rubin, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6600
                           (516) 663-6643 (facsimile)

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                 Number of shares          Proposed maximum         Proposed maximum
Title of securities to be              to be                Offering price         aggregate offering             Amount of
registered                          registered               per share (1)              price (1)           Registration fee (1)
---------------------------- ------------------------- ------------------------ ------------------------- ------------------------
Common Stock, $.01 par              1,000,000                   $2.08                  $2,081,320                 $578.61
value (2)
---------------------------- ------------------------- ------------------------ ------------------------- ------------------------
Notes:
(1)  Estimated solely for the purposes of calculating the registration fee and based (a) as to the 185,400 shares purchasable upon exercise of outstanding options, upon the average price at which such options may be exercised and (b) as to the remaining 814,600 shares issuable upon exercise of options reserved for issuance, on the average of the high and low prices for the Registrant's
Common Stock as quoted on the Nasdaq SmallCap Market on July 26, 1999.
(2) Pursuant to Rule 416, there are also being registered  additional  shares of Common Stock as may become issuable pursuant to th anti-dilution  provisions of the plan being registered.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         ITEM 1.  PLAN INFORMATION

     In accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act"), and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.

         ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     In accordance with Rule 428 under the Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's Registration Statement on Form SB-2 (No. 333-42121) filed with the Commission on April 1, 1998;

     (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1998;

     (c) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998;

     (d) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1998;

     (e) The Registrant's Annual Report on Form 10-KSB for the year ended October 28, 1998; and

     (f) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended January 30, 1999; and

     (g) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended May 1, 1999; and

     (h) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 26, 1998.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.

         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Common Stock offered hereby will be passed upon for the Registrant by the law firm of Ruskin, Moscou, Evans & Faltischek, P.C., which owns a warrant to purchase 15,000 shares of Common Stock of the Registrant.

         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

     Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

     The By-Laws of the Registrant provide:

                                   ARTICLE VII

                INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     (a) Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including any action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, cost and charges) incurred as a result of such action or proceed-mg, or appeal therein; provided, however, that no indemnification shall be provided to any such person who is a director or officer of the Corporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) Indemnification of Others. The Corporation may indemnify any other person to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that this Article VII authorize the creation of other rights in any such manner.

     (c) Reimbursement and Advances. The Corporation shall, from time to time, reimburse or advance to any person referred to in paragraph (a) of this Article VII the funds necessary for payment of expenses (including attorney's fees, costs and charges) incurred in connection with any action or proceeding referred to in paragraph (a) of this Article VII, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this paragraph (c) shall limit the right of the Corporation, from time to time, to reimburse or advance funds to any person referred to in paragraph (b) of this
Article VII.

     (d) Serving at the Request of the Corporation. Without limitation of any indemnification provided by paragraph (a) of this Article VII, any director or officer of the Corporation serving (i) another corporation, partnership, joint venture or trust of which the majority of the voting power or residual economic interest is held, directly or indirectly, by the Corporation, or (ii) any employee benefit plan of the Corporation or any entity referred to in clause
(i), in any capacity, shall be deemed to be doing so at the request of the Corporation.

     (e) Determination of Entitlement. Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

     (f) Contractual Right. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article VII or a resolution authorized pursuant to paragraph (b) of this Article VII (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof (or of any such resolution) where set forth in a separate written contract between the Corporation and such person, (ii) is intended to be retroactive and shall, to the extent permitted by law, be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto. The Corporation shall not be obligated under this Article VII (including any resolution or agreement authorized by paragraph
(b) of this Article VII) to make any payment hereunder (or under any such resolution or agreement) to the extent the person seeking indemnification hereunder (or under any such resolution or agreement) has actually received payment (under any insurance policy, resolution, agreement or otherwise) of the amounts otherwise indemnifiable hereunder (or under any such resolution or agreement).

     (g) Judicial Claims. If a request to be indemnified or for the reimbursement or advancement of expenses pursuant to paragraph (a) or (c) of this Article VII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that the claimant is not entitled to indemnification or reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

     (h) Successor Corporation. For purposes of this Article VII, the term "the Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

     (i) Nonexclusivity. The rights granted pursuant to or provided by the foregoing provisions of this Article VII shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which such person may otherwise be entitled by law, contract or otherwise.

         ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

         ITEM 8.  EXHIBITS

         4.1             Harvey Electronics, Inc. Stock Option Plan
         5.1             Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.
        23.1             Consent of Ernst & Young  LLP, Independent Auditors
        23.3             Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
                         (contained in Exhibit 5.1 hereof)
        24.1             Power of Attorney (contained in signature page hereof)

         ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lyndhurst, state of New Jersey on the 30th day of July, 1999.


                                      HARVEY ELECTRONICS, INC.

                                     By: /s/ Franklin C. Karp
                                         -----------------------
                                         Franklin C. Karp,  President



     In accordance with the requirements of the Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorized each of Franklin C. Karp with full power of substitution to execute in the name of such person and to file any amendment or post-effective amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints Franklin C. Karp with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.



    Signature                         Title                         Date

/s/ Michael E. Recca          Chairman and Director              July 30, 1999
--------------------
Michael E. Recca

/s/ Franklin C. Karp          President and Director             July 30, 1999
--------------------
Franklin C. Karp

/s/ Joseph J. Calabrese       Executive Vice President,          July 30, 1999
-----------------------       Chief Financial Officer,
Joseph J. Calabrese           Treasurer and Director


--------------------                 Director                    July 30, 1999
Stewart L. Cohen

/s/ William F. Kenny, III            Director                    July 30, 1999
-------------------------
William F. Kenny, III

/s/ Frederic J. Gruder               Director                    July 30, 1999
----------------------
Frederic J. Gruder

                                Index to Exhibits

   Exhibit Number                       Description

         4.1             Harvey Electronics, Inc. Stock Option Plan
         5.1             Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.
        23.1             Consent of Ernst & Young  LLP, Independent Auditors
        23.3             Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
                         (contained in Exhibit 5.1 hereof)
        24.1             Power of Attorney (contained in signature page hereof)